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                                                                     EXHIBIT 8.1

                 [GRAY CARY WARE & FREIDENRICH LLP LETTERHEAD]



February 27, 2001

Maxtor Corporation
510 Cottonwood Drive
Milpitas, CA 95035

Ladies and Gentlemen:

This opinion is being delivered to you in accordance with the requirements of
Item 601(b)(8) of Regulation S-K under the Securities Act of 1933, as amended, in connection with the filing of a registration statement on Form S-4 of a Joint Proxy Statement/Prospectus (the "Registration Statement") pursuant to the Amended and Restated Agreement and Plan of Merger dated as of October 3, 2000 (the "Merger Agreement") by and among Quantum Corporation, a Delaware corporation ("Quantum"), Insula Corporation, a Delaware corporation and a wholly-owned subsidiary of Quantum ("Spinco"), Maxtor Corporation, a Delaware corporation ("Maxtor") and Hawaii Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Maxtor ("Merger Sub"). Pursuant to the Merger Agreement, Spinco will merge with and into Maxtor (the "Merger").

Unless otherwise defined, capitalized terms referred to herein have the meanings set forth in the Merger Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

We have acted as legal counsel to Maxtor in connection with the preparation and execution of the Merger Agreement. As such, and for the purpose of rendering this opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all schedules and exhibits thereto): (1) the Merger Agreement and the Separation Documents; (2) representations and warranties made to us by Quantum and Maxtor in certain tax representation letters (the "Tax Representation Letters"); (3) the facts, statements, descriptions and representations set forth in the Registration Statement; and
(4) such other instruments and documents related to the formation, organization and operation of Quantum and Maxtor or to the consummation of the Merger and the transactions contemplated thereby as we have deemed necessary or appropriate.

In connection with rendering this opinion, we have assumed (and are relying thereon, without any independent investigation or review thereof):

     1. the truth and accuracy, as of the date hereof and at the Effective Time, of the statements, covenants, representations and warranties contained in the Merger Agreement, in the Tax Representation Letters that have been provided to us and that were issued in support of this opinion, and in the Registration Statement and other documents related to Quantum, Spinco and Maxtor as we have deemed necessary or appropriate for purposes of issuing this opinion;

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Maxtor Corporation
February 27, 2001
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     2.   consummation of the Separation, the Redemption and the Merger in
accordance with the Separation Documents and the Merger Agreement, without any waiver, breach or amendment of any material provisions of the Separation Documents or the Merger Agreement, the effectiveness of the Separation and Redemption prior to the Merger, the effectiveness of the Merger under applicable state law, and the performance of all covenants contained in the Merger Agreement and the Tax Representation Letters without waiver or breach of any material provisions thereof;

     3. the accuracy, without qualification, of any representation or statement made "to the knowledge of" or similarly qualified, and as to all matters in which a person or entity is making a representation, that such person or entity is not a party to, does not have, or is not aware of, any plan or intention, understanding or agreement inconsistent with such representation, and there is no such plan, intention, understanding, or agreement inconsistent with such representation;

     4.   the reporting of the Merger as a reorganization, within the meaning of
Section 368(a) of the Code, by Maxtor in its federal income return; and

     5. the authenticity of original documents (including signatures), conformity to the originals of documents submitted to us as copies, and due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof.

Based on the foregoing, the discussion in the Joint Proxy Statement/Prospectus, which forms part of the Registration Statement, under the caption "Material Tax Consequences of the Split-off and Merger," to the extent it constitutes descriptions of legal matters or legal conclusions regarding the federal income tax laws of the United States as applicable solely to the Merger, is our opinion as to the material federal income tax consequences of the Merger.

This opinion addresses only the matters described above related to the Merger. No opinion is expressed as to any other matter, including any other tax consequences of the Merger or any other transaction (including any transaction undertaken in connection with the Merger) under any foreign, federal, state or local tax law. In particular, no opinion is expressed as to the tax consequences of the Separation or the Redemption, which are also discussed in the Joint Proxy Statement/Prospectus, which forms part of the Registration Statement, under the caption "Material Tax Consequences of the Split-off and Merger."

No opinion is expressed as to any transaction other than the Merger as described in the Merger Agreement or to any transaction whatsoever, including the Merger, if any of the transactions described in the Merger Agreement are not consummated in accordance with the terms of such Merger Agreement and without waiver or breach of any material provision thereof or if any of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, covenants, representations,

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Maxtor Corporation
February 27, 2001
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warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

This opinion represents and is based upon our best judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and the Internal Revenue Service is not precluded from successfully asserting a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Joint Proxy Statement/Prospectus constituting a part thereof, and any amendments thereto.

Very truly yours,


/s/ GRAY CARY WARE & FREIDENRICH LLP

GRAY CARY WARE & FREIDENRICH LLP